AMENDMENT DATED JULY 13, 2006
                                TO THE BY-LAWS OF
                       FRANKLIN FLOATING RATE MASTER TRUST
                                  (THE "TRUST")

WHEREAS, Article VIII, Section 2 of the By-Laws provides that the By-Laws may be amended by the Board of Trustees by the vote of a majority of the Trustees; and

WHEREAS, by resolution dated July 13, 2006 at a meeting of the Board of Trustees, the Board of Trustees unanimously authorized the By-Laws to be amended as set forth below.

NOW, THEREFORE, the By-Laws are hereby amended as follows:

1. Article II, Section 5 is replaced in its entirety as follows:

      Section 5. ADJOURNED MEETING; NOTICE. Any Shareholders' meeting, whether or not a quorum is present, may be adjourned from time to time for any reason whatsoever by vote of the holders of Shares entitled to vote holding not less than a majority of the Shares present in person or by proxy at the meeting, or by the chairperson of the Board, the president of the Trust, in the absence of the chairperson of the Board, or any vice president or other authorized officer of the Trust, in the absence of the president. Any adjournment may be made with respect to any business which might have been transacted at such meeting and any adjournment will not delay or otherwise affect the effectiveness and validity of any business transacted at the Shareholders' meeting prior to adjournment.

      When any Shareholders' meeting is adjourned to another time or place, written notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless after the adjournment, a new record date is fixed for the adjourned meeting, or unless the adjournment is for more than sixty (60) days after the date of the original meeting, in which case, written notice shall be given to each Shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 3 and 4 of this Article II and a new record date shall be fixed. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

Adopted and approved as of July 13, 2006 pursuant to authority delegated by the Board of Trustees.

/s/ Karen L. Skidmore
[Signature]

KAREN L. SKIDMORE
-------------------------------
[Name]

VICE PRESIDENT AND SECRETARY
[Title]